Exhibit 10.9
Executive Retirement Plan of
JPMorgan Chase & Co.
As Amended and Restated December 31, 2008
Purpose.
     This Plan is a pension plan designed to provide supplemental retirement benefits to a select group of management or highly compensated employees. This Plan shall be unfunded and shall not be subject to Parts 2, 3 or 4 of Title 1 of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.
     The Plan applies to accruals or vesting of accruals that occurred on or after January 1, 2005. Pursuant to final and proposed Treasury Regulations and Internal Revenue Service Notice 2005-1 promulgated under Section 409A of the Code, the Plan has been interpreted and operated in good faith compliance with Section 409A through December 31, 2008. Effective December 31, 2008, this Plan has been amended to reflect changes in tax laws as mandated by Section 409A of the Code.
     The Plan, dated January 1, 2002 and employee communications through December 31, 2008 shall constitute the plan for the interim period of good faith compliance. All sections of the Plan has been and shall be interpreted in such a manner as to comply with Section 409A
     The terms and conditions of this Plan prior to its amendment and restatement will continue to apply to Participants whose employment terminated on or before January 1, 2005 with a vested benefit. The entire Accrued Benefit of a Participant whose employment continued after January 1, 2005 shall be subject to the amended and restated Plan..
          The Plan was amended in 1997 to change vesting from ten to five years and with the elimination of a final average pay feature in the Retirement Plan, it was further amended to allow the election noted above.
Article I. Definitions.
     The following are defined terms wherever they appear in the Plan:
     “Accrual Amount” shall mean the amount which has been specified in writing, from time to time, by the Administrator to the Participant.
     “Accrued Benefit” shall mean the amount calculated pursuant to Section 3.1(a) as of any determination date on or January 1, 2005 as if the Participant had Separated from Service on such date. It shall not include actuarial factors, payment dates, form of payment and other optional benefits hereunder.
     “Administrator” shall mean the individual holding the title Compensation and Benefit Executive of the Corporation or the Bank, or any successor title.

     “Bank” shall mean JPMorgan Chase Bank NA or any successor thereto, whether by merger, consolidation, purchase of substantially all its assets, or otherwise.
     “Board” shall mean the Board of Directors of the Corporation; provided that any action taken by a duly authorized committee of the Board (including any action pursuant to Article 6.1) within the scope of the authority designated to it by the Board shall be considered an action of the Board for purposes of this Plan.
     “Cause” shall mean either (i) any violation of the Code of Conduct of the Corporation or successor code of conduct, including, but not limited to, an act or acts of personal dishonesty resulting or intended to result in the personal enrichment of the Participant to the detriment of his/her Employer and gross negligence or willful misconduct in the performance of the Participant’s duties, or (ii) the issuance of an order by a United States or State bank regulatory authority, removing the Participant from office pursuant to a disciplinary proceeding based on the actions of the Participant.
     “Corporation” shall mean JPMorgan Chase & Co. or any successor thereto, whether by merger, consolidation, purchase of substantially all its assets, or otherwise.
     “Delayed Retirement” shall mean for periods on or after January 1, 2005, a Participant’s Separation from Service; provided that the Participant’s age exceeds 65 and his/her Period of Service is at least 10 years, as of the date of such Separation from Service.
     “Early Retirement” shall mean for periods on or after January 1, 2005 a Participant’s Separation from Service occurs; provided that, the individual had attained at least age 55 and his/her Period of Service is at least 5 years, as of the date of such Separation from Service. In addition, Early Retirement shall also mean either a Separation from Service following the attainment of at least age 50 and Period of Service of at least 20 years.
     “Employee” shall mean an individual who is a salaried employee of an Employer. By way of clarification, individuals who are not classified as employees of an Employer for purposes of its payroll system, including, without limitation, individuals employed by temporary help firms or other staffing firms or who are treated as independent contractors by the Employer (whether or not deemed to be common law employees or leased employees), are not “Employees.” In addition, in the event that any individual is re-classified as an employee for any purpose by any action of any third party or as a result of any lawsuit, action or administrative proceeding, such individual shall not be deemed an “Employee” under the Plan.
     “Employer” shall mean the Corporation or any Subsidiary which is designated by the Administrator as an Employer.
     “Initial Plan Participation Date” shall mean the date specified by the Administrator in the notice referred to in Section 2.1, which shall not be earlier than the date that the individual satisfies the criteria established by the Board for participation.

     “Normal Retirement” shall mean a Participant’s Separation from Service if such Separation occurs on or after January 1, 2005, provided that in either case, the individual had attained at least age 60 and had a Period of Service of at least 5 years as of the date of such Separation from Service
     “Participant” shall mean each Employee of the Employer who is eligible to participate under Section 2.1 and elects to participate as provided for in Section 2.2.
     “Period of Service” shall have the meaning ascribed thereto by the JPMorgan Chase Retirement Plan or its successor plan; provided that a Period of Service shall exclude service prior to the date of acquisition with respect to an entity acquired by an Employer after January 1, 1995, unless the Administrator specifies to the contrary.
     “Plan” shall mean this Executive Retirement Plan of JPMorgan Chase & Co. and Certain Subsidiaries.
     “Separation from Service” shall have the meaning set forth in the JPMorgan Chase & Co. 2005 Deferred Compensation Plan, including the definition of Affiliated Company.
     “Specified Employee” shall have the meaning set forth in the JPMorgan Chase & Co. 2005 Deferred Compensation Plan.
     “Subsidiary” shall mean an entity in which an Employer owns directly, or indirectly, 80 percent or more of the outstanding voting common stock or, if not a corporation, 80 percent or more of the voting power of such entity.
     “Surviving Spouse” shall have the meaning ascribed to the individual entitled to a retirement benefit of a Participant under the Retirement Plan upon the death of a Participant.
     “Vested Term” shall mean a Participant with a vested Accrued Benefit who incurs a Separation from Service on or after January 1, 2005 prior to attaining age 55.
Article II. Participation.
     2.1 Eligibility. The Administrator shall notify, in writing, each Employee who is eligible to participate in the Plan and shall specify in such writing the Initial Plan Participation Date and Level of Participation of each such Employee; provided that each such Employee shall have satisfied the criteria established by the Board for participation in this Plan, or shall be listed on Schedule I hereto.
     2.2 Participation. Each Employee shall elect within sixty days after the date of notification by the Administrator of his/her eligibility to participate in the Plan by completing such forms as the Administrator shall require, including but not limited to, an agreement to participate in such other programs as the Administrator may specify and by providing, from time to time, such information as may be specified by the Administrator. If any individual does not elect to participate in the Plan when first eligible, the Administrator, in his/her sole discretion, may extend on another date or dates the opportunity to participate hereunder to such individual on such terms and conditions as the Administrator may specify in writing.

     2.3 (a) Discontinued Participation by Election of Employer. Notwithstanding the continued employment of a Participant with an Employer, the Administrator may in the exercise of his/her sole discretion, terminate the participation of any Participant by written notice to the Participant. No additional benefits shall be accrued under Section 3.1(a) from the date active participation ceases hereunder, as specified by the Administrator. Such Accrued Benefit shall be subject to vesting under Section 4.1 and to the provisions of Section 3.1(c) or (d), if applicable, upon termination of employment with an Employer or Subsidiary.
     (b) Discontinued Participation by Election of Participant. A Participant may voluntarily discontinue participation in the Plan at any time by giving 30 days’ advance written notice to the Administrator. No additional benefits shall be accrued under Section 3.1(a) from the date active participation ceases hereunder, as specified by the Administrator. Such Accrued Benefit shall be forfeited unless the Participant is vested pursuant to Section 4.1 as of the date of receipt of the notice by the Administrator. In addition, unless such Participant, as of the date of receipt of the notice by the Administrator, has satisfied the criteria for Retirement or Early Retirement, as the case may be, such Accrued Benefit (if vested) shall be treated in accordance with Section 3.1(e).
Article III. Benefits.
     3.1 (a) Annuity Benefits. Subject to Sections 3.1(b)-(f) and Section 5.1, each Participant who is vested pursuant to Section 4.1, shall receive an annual annuity, payable in 12 equal monthly installments, for life commencing at age 65, equal to the product of (i) his/her Period of Service from the Initial Plan Participation Date to the date of the Participant’s Separation from Service with an Employer (or the date participation is discontinued, as specified pursuant to Section 2.3, if applicable) multiplied by (ii) his/her Accrual Amount as specified by the Administrator.
     (b) Change in Participant Level . Notwithstanding Section 3.1(a), if a Participant, within a 60 day period following written notice from the Administrator that such Participant is eligible to participate at an increased Accrual Amount, does not satisfy various criteria as specified by the Administrator for participation at such increased Accrual Amount, the annuity benefit described in Section 3.1(a) shall be based on the Accrual Amount for which such criteria were satisfied.
     (c) Normal Retirement. Upon Normal Retirement, a Participant shall receive the annual annuity benefit as calculated under Section 3.1(a) without actuarial reduction.
     (d) Early Retirement. Upon Early Retirement, a Participant shall receive the annual annuity benefit as calculated under Section 3.1(a) reduced by 0.5% for each month prior to age 60 that such benefit commences.
     (e) Vested Term Benefits. A Vested Term Participant shall receive the annual annuity benefit as calculated under Section 3.1(a); provided that if the benefit commences prior to age 65, it shall be reduced by .625% for each month prior to age 65 that such benefit commences. (See Section 5.1(b) for payment date.)

     (f) Delayed Retirement. Upon a Delayed Retirement, the Accrued Benefit of such Participant shall be actuarially increased using reasonable actuarial factors to reflect the delay in receipt of the annuity benefits payable at age 65.
Article IV. Vesting Date.
     4.1 Vesting. A Participant shall vest in his/her annuity benefit described in Section 3.1 after a Period of Service of at least 5 years. If employment terminates with an Employer or Subsidiary at any time prior to the satisfaction of such Period of Service, all benefits described in Article III of the Plan shall be forfeited and shall not be restored upon rehire or recommencement of participation. Prior to January 1, 1997, the Plan required a Period of Service of at least 10 years in order for a Participant to vest.
     4.2 Forfeiture of Benefits. Notwithstanding Section 4.1 to the contrary, Accrued Benefits (whether or not in pay status) shall be terminated and forfeited in the following circumstances:
(i)	a termination of employment for Cause;

(ii)	within 2 years of a termination of employment, the solicitation of the customers, or clients of the Employer or any affiliate of the Employer by the Participant in order to compete with his/her Employer or any affiliate of the Employer;

(iii)	within 2 years of termination of employment, the hiring of, or the attempt to hire, the Employees of the Employer or any affiliate of the Employer;

(iv)	at any time after a termination of employment, a release to any party unrelated to an Employer of secret or confidential information obtained by the Participant in the course of his/her employment, except as the case may be required by law; or

(v)	at any time, an attempt to assign, encumber or hypothecate benefits as provided in Section 7.1.
Article V. Payment.
     5.1(a) Annuity Payments on Retirement. Benefits shall commence on the first day of the month next following a Participant’s Delayed, Normal or Early Retirement in the form specified in Section 3.1(a) and subject to the applicable adjustments (if any) set forth in Article III.
     (b) Vested Term.

          (i) A Vested Term Participant whose Accrued Benefit was permitted to make an election prior to December 31, 2007 to commence receipt of his/her annuity benefit as of the first of any month on or after attaining age 55 but not later than the first month following the attainment of age 65 subject to the adjustments provided in Article III; provided that no election shall be effective if the benefit hereunder is payable in the year in which the election was made. If such Participant failed to make an appropriate election or timely election, then his/her annuity shall commence as of first day of the month next following attaining age 55.
          (iii) A Participant who was not age 55 as of December 31, 2007 was permitted to make the election described in Section 5.1(b)(i) above to take effect only if he or she incurs a Separation from Service as a Vested Term. If such Participant fails to make an appropriate election or timely election and subsequently incurs a Separation from Service as a Vested Term, then his/her annuity shall commence as of first day of month next following attaining age 55.
     (c) Form of Annuity. The Administrator may specify a form of annuity other than a single life annuity using actuarial equivalent factors for an Accrued Benefit. Once an annuity is in pay status its form cannot be changed. .
     5.2 Survivor Benefit After Termination of Employment. In the event that a Participant with a vested annuity benefit dies before the annuity specified in Section 3.1 has commenced, the Surviving Spouse shall receive an amount equal to that provided to a surviving spouse under a 50% joint and survivor annuity commencing on the first day of the month following (i) the date of death if death occurs after age 55 or (ii) the date that such Participant would have attained age 55 if death occurs before age 55. The amount of such spousal annuity shall be based upon the assumption that the Participant had received the benefit specified in Section 3.1(a) on the later of the day preceding his date of death or age 55, in the form of a 50% joint and survivor benefit, and immediately died. Section 5.1 (c) shall apply to the actuarial factors used to convert the single life annuity under Section 3.1(a) into a 50% joint and survivor annuity benefit.
     5.3 Responsibility for Payment. Payment of annuity benefits under the Plan shall be made by the Employer who last employed the Participant. In the case benefits are payable with respect to a Participant whose service included employment with more than one Employer, the Administrator, in his sole discretion , shall determine any amounts to be reimbursed by the prior Employer to the Employer paying benefits hereunder.
     5.4 Withholding. The Employer shall withhold any amount required to be withheld under applicable Federal, state and local laws, and any such payment shall be reduced by the amount so withheld.
     5.5 Participant’s Rights Unsecured. All annuity payments under the Plan shall be made from the general funds of the Employer. No assets of the Employer shall be required to be segregated or earmarked to represent any liability for the annuity benefits under Section 3.1, but the Employer shall have the right to establish vehicles to assist it in meeting its obligations hereunder. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor; and such status shall not be enhanced by reason of the establishment of any vehicles to assist the Employer in meeting its obligations hereunder.

     5.6 Specified Employees. Notwithstanding anything herein to the contrary, a benefit shall not be paid to a Specified Employee until the later of (i) his/her scheduled payment date or (ii) the first day of the seventh month following his or her Separation from Service. Any monthly payments delayed by this provision shall be payable as a lump sum without interest as of the first day of the seventh month.
Article VI Amendment and Termination.
     6.1 Amendment. The Board or the Administrator may amend the Plan in any respect and at any time; provided, however, that no amendment shall have the effect of reducing (i) any benefit then being paid to any Participant or to any other person pursuant to Articles III, or (ii) the Accrued Benefit under Section 3.1(a), theretofore accrued on behalf of any Participant.
     6.2 Termination. The Board may terminate the Plan at any time. In the event of termination, the Plan shall continue in force with respect to any Participant, or other person entitled to an Accrued Benefit under Article III to the extent accrued under the Plan prior to its termination, and shall be binding upon any successor to substantially all the assets of the Corporation or any other Employer.
Article VII. General Provisions.
     7.1 Assignability. No right to receive payments hereunder shall be transferable or assignable by a Participant, other than by will or by the laws of descent and distribution or by a court of competent jurisdiction. Any other attempted assignment or alienation of payments hereunder shall be void and of no force or effect and shall result in forfeiture of benefits.
     7.2 Administration. Except as otherwise provided herein, the Plan shall be administered by the Administrator, who shall have the authority to adopt rules and regulations for carrying out the provisions of the Plan, and who shall interpret, construe and implement the provisions of the Plan, including eligibility to participate, Initial Plan Participation Date, Accrual Amount, the entitlement to benefits, the amount of benefits and actuarial factors.
     7.3 Legal Opinions. The Administrator may consult with legal counsel, who may be counsel for the Bank or other counsel, with respect to his obligations or duties hereunder, or with respect to any action proceeding or any question of law, and shall not be liable with respect to any action taken, or omitted, by him in good faith pursuant to the advice of such counsel.
     7.4 Liability. Any decision made or action taken by the Board, the board of directors (or governing body) of an Employer, Committee, the Administrator or any employee of the Corporation or of any Employer, arising out of, or in connection with, the construction, administration, interpretation and effect of the Plan, shall be within absolute discretion of such person, and will be conclusive and binding on all parties. Neither the Administrator nor a member of the Board or the board of directors (or governing body) of an Employer or the Committee and no Employee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or for anything done or omitted to be done in connection with this Plan, except in circumstances involving bad faith.

     7.5 Corporate Reorganization. In the event that a corporation or unincorporated entity ceases to meet the definition of an Employer, such corporation or entity shall cease to be an Employer under the Plan and its employees shall cease to be Participants under the Plan. Benefits shall be frozen as specified in Article II.
     7.6 Construction. The masculine gender, where appearing in this Plan, shall be deemed to also include the feminine gender. The singular shall also include the plural, where appropriate.
     7.7 Claims and Appeals. The Administrator shall establish a claims and appeals procedure that satisfies the requirements of Part 5 of Title I of ERISA.
     7.8 Governing Law. The Plan shall be construed and administered in accordance with the laws of the State of New York.
     7.9 Not an Employment Contract. Nothing herein shall be construed to confer upon any person any legal right to continued employment with the Corporation or any Subsidiary.